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                                                                   Exhibit 10.21



                      [LETTERHEAD OF HERCULES INCORPORATED]




                                November 1, 2000


Mr. Harry J. Tucci
220 Slonaker Road

Spring City, Pennsylvania 19475

Dear Harry:

       Terms and Conditions of Your Termination From Hercules Incorporated

In recognition of your service to Hercules Incorporated ("Company") and your acceptance of your new role as Chairman, CEO and President of CP Kelco, the Board of Directors has authorized me to offer you special benefits and payments. These will be effective when you officially retire from the Company.

1. Hercules Executive Survivor Benefit Plan (H.E.S.B.P.). This benefit provides payments to your beneficiary or estate in case of your death. The payment will be made from Company assets in an amount equal to two
         (2) times the sum of your final twelve months salary plus the average of your last two calendar year MICP awards.

2. Executive Incentive Plan Stock Forfeiture Reimbursement. Because your retirement causes you to forfeit Above-Target MICP Restricted Stock, Executive Stock Purchase Program and Nonqualified Pension Exchange shares, the Company will reimburse you for the lost shares, valued using the closing price of Hercules stock on your last day of employment.

3. Periodic Payments Having A Total Present Value of $600,000. Concurrent with your retirement, you may elect to receive 120 consecutive monthly payments of $7,000 each, or you may elect an addition to your pension of $4,700/month for life. If you elect to receive the pension annuity, you may elect the usual forms of pension receipt, including a 51% lump sum. These options are in lieu of the payments outlined in the June 29, 1999 R. Keith Elliott letter.

4. Four (4) Additional Years of Pension Service Credit. The Company will provide a total annual pension of $132,500 (before nonqualified pension exchange reduction). This represents the addition of four (4) full years of service, bringing your total added service for beyond actual employment to eight (8) years. This pension will be effective with your retirement and paid in monthly installments. You will have the usual payment elections provided to Hercules retirees.
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Mr. Harry J. Tucci
November 1, 2000
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5.       Pension Supplement for CP Kelco Service. If you remain with CP Kelco until Hercules' normal retirement age 65, Hercules will pay 50% of the cost of increasing your pension from $132,500 to $264,000. Lehman will pay the remaining 50%. This is a fixed dollar amount and not influenced by any other portion of this agreement. In the event you retire from CP Kelco prior to age 65 (May 2005), you will receive a prorated portion of the additional pension calculated by dividing (a) the number of months between Hercules retirement and your CP Kelco date of retirement, by (b) the number of months between your Hercules retirement and 6/l/05.

6. Full Share BetzDearborn Integration Bonus Plan. Provided that Plan awards are earned and payouts are approved by the Hercules Compensation Committee and the Hercules Board of Directors, you will be paid at the same time, in the same form, and upon the same terms as other Plan participants. Your bonus will be a full share with no pro-ration.

7. Custodial Care for your Spouse. Hercules will reimburse the care provided for your wife through September 29. Additional reimbursement will be charged to CP Kelco and subject to authorization from CP Kelco.

  This letter represents the full and complete offer by Hercules consistent with your signed Employment Agreement dated September 30, 2000 and CP Kelco ApS, and in order to complete your retirement from Hercules in an orderly manner, please indicate your acceptance of these special terms and conditions by signing a copy of this letter and returning it to me no later than November
  22. In addition, please sign a copy of the attached waiver and release form claims and return it to me by the same date.

                                                      Sincerely,

                                                      HERCULES INCORPORATED

                                                      /s/ Thomas L. Gossage
                                                      ----------------------
                                                      Thomas L. Gossage
                                                      Chairman and Chief
                                                      Executive Officer

ACCEPTED BY:

 /s/ Harry J. Tucci                                   November 22, 2000
-------------------------------                ------------------------------
     Harry J. Tucci                                         Date
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                                 HARRY J. TUCCI

                    CONFIDENTIAL RELEASE AND WAIVER OF CLAIMS

        This Confidential Release and Waiver of Claims will confirm the agreement we have entered in connection with the termination of your employment with Hercules Incorporated and/or its subsidiaries and affiliates (the "Company"). Your last day of employment with the Company will be November 30, 2000.

               1. Payments And Benefits: In consideration of the release set forth in paragraph 2 and the representations and promises set forth in this Confidential Release and Waiver of Claims you will receive termination compensation pursuant to and as set forth in the attached letter from me dated November 1, 2000 to this Confidential Release and Waiver of Claims, and which are hereinafter referred to as the "Termination Benefits," which benefits you would not otherwise be entitled to receive upon termination of employment by the Company.

               2. Release: You voluntarily, knowingly and willingly release and forever discharge on behalf of yourself, your heirs, executors, successors and assigns the Company, and their parents, subsidiaries and affiliates, together with their respective officers, directors, partners, shareholders, employees and agents, and each of their predecessors, successors and assigns, from any and all charges, complaints, claims, promises, agreements, controversies, causes of action and demands of any nature whatsoever which against them you or your executors, administrators, successors, or assigns ever had, now have or hereafter can, shall or may have by reason of any matter, cause or thing whatsoever arising prior to the time you sign this Agreement. This Release includes, but is not limited to, any rights or claims relating in any way to your employment relationship with the Company, or the termination thereof, or under any statute, including the Federal Age Discrimination in Employment Act, Title VII of the Civil Rights Act, the Americans with Disabilities Act, or any other foreign, federal, state or local law, and any potential claims under common law, or judicial decision. The foregoing Release shall not apply to claims for legally mandated benefits and vested benefits under any qualified or nonqualified savings and pension plans in which you may have participated, or any other rights or claims that may arise after this Confidential Release and Waiver of Claims is executed.

               3. Agreement Not To Sue The Company: You represent that you have no complaints, charges or lawsuits pending against the Company. You agree that you will not seek or be entitled to any personal recovery in any proceeding of any nature whatsoever against the Company arising out of any of the matters released in paragraph 2 above. You further agree that upon the filing of any charge, complaint or lawsuit in violation of this paragraph 3, you will not be entitled to any further Termination Benefits and will pay back to the Company any and all cash Termination Benefits received by you. You further agree that you will reimburse the Company for any and all costs, including reasonable attorneys' fees, incurred by the Company in defending or otherwise disposing of any such charge, complaint or lawsuit.

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               4. Company Information:

                  (a) You represent that you have returned or will immediately return to the Company all "Company Information," including, without limitation, customer information, formulatory information, product and pricing information, mailing lists, reports, files, memoranda, records and software, credit cards, door and file keys, computer access codes and disks and instructional manuals, and other physical or personal property which you received or prepared or helped prepare in connection with your employment with the Company, and you will not retain any copies, duplicates, reproductions or excerpts thereof. The term "Company Information" as used in this Agreements means (i) confidential information of the Company, including without limitation information received from third parties under confidential conditions, and (ii) other technical, business or financial information or trade secrets, the use or disclosure of which might reasonably be construed to be contrary to the interests of the Company or its affiliates, and (iii) any and all other information you received during the course of your employment with the Company.

                  (b) We agree that in the course of your employment with the Company you have acquired Company Information as defined in paragraph 5(a). You understand and agree that such Company Information has been disclosed to you in confidence and for the use only on behalf of the Company. You acknowledge that you have no ownership right or interest in any Company Information used or developed during the course of your employment. You understand and agree that
(i) you will keep such Company Information confidential at all times after your employment with the Company, and (ii) you will not make use of Company Information on your own behalf, or on behalf of any third party.

               5. Nonsolicitation of Customers: You agree that you will not, during the period when you are receiving any Termination Benefits, on your own behalf or on behalf of any competitor of the Company or any of its affiliates or their respective predecessors (collectively, the "Company and its Affiliates"), directly or indirectly solicit or engage in business with any customer or prospective customer of the Company and its Affiliates for which you rendered sales or technical services or for which you had supervisory responsibility for the preceding period of 18 months ending on the date of the termination of your employment. This paragraph 5 will not apply to any regular business activity related to the Hercules Incorporated Food Gums business and CP Kelco as long as you are employed by CP Kelco or a direct affiliate of CP Kelco.

               6. Agreement Confidential: You agree to keep this Agreement and its terms confidential except as may be required to enforce the Agreement or to obtain legal or tax advice.

               7. No Admission: The Company's offer to you of this Agreement and the payment set forth herein is not intended to be, and shall not be construed as, any admission of liability by the Company to you or of any improper conduct on the Company's part, all of which the Company specifically denies.

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               8. Knowing And Voluntary Agreement:

                  (a) The Company advises you to consult with an attorney of your choosing prior to signing this Agreement. You represent that you have had the opportunity to review this Agreement and, specifically, the Release in paragraph 2, with an attorney of your choice. You also agree that you have no right to receive the Termination Benefits unless you sign this Release, that you voluntarily consented to the Release set forth in paragraph 2, and that you have entered into this Agreement freely, knowingly and voluntarily.

                  (b) You have at least twenty-one (21) days to consider the terms of this Agreement which you hereby acknowledge you have received. However, you may sign and return this Agreement sooner if you wish. Further more, once you have signed this Agreement, you have seven (7) additional days from the date you sign it to revoke your consent. The Agreement will not become effective until seven (7) days after the date you have signed it, which will be the effective date of this Agreement.

                  (c) In making your decision to accept the Termination Benefits, and to execute this Confidential Release and Waiver of Claims, you have relied solely on the information contained in the Program and have not relied upon any representation, promises, or agreements of any kind, except those set forth in the Program documents and this Confidential Release and Waiver of Claims.

               9. Entire Agreement: The terms described in this Confidential Release and Waiver of Claims, together with the terms of the November 1, 2000, letter, constitute the entire Agreement between us and supercedes all prior and existing understandings, contracts, and agreements, whether written or oral, with respect to your compensation, benefits, or severance benefits, or any other aspect of your employment. This Agreement may not be altered or modified other than in a writing signed by you and the Company. The Agreement will be governed by the law of Delaware, without reference to its choice of law rules.

               10. Severability: In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder hereof shall not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Agreement shall be held to be excessively broad as to duration, activity, or subject, such provision(s) shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable law.

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         If the above sets forth our agreement as you understand it and voluntarily consent to it, please so signify by executing the enclosed copy of this Confidential Release and Waiver of Claims and return it to the undersigned.

AGREED TO AND ACCEPTED:                      HERCULES INCORPORATED

/s/ Harry J. Tucci                           By:  /s/ Thomas L. Gossage
------------------------                     ---------------------------
(Employee Name)

Date Signed:   November 22, 2000             Date Signed:
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